Exhibit 99.2

IRREVOCABLE CONDITIONAL
LETTER OF RESIGNATION

April 17, 2024

To:	The Board of Directors of International Seaways, Inc. 600 Third Avenue, 39th Floor New York, New York 10016

Re:	Resignation

Ladies and Gentlemen:

This Irrevocable Conditional Letter of Resignation (this “Letter”) is delivered in connection with the announcement of my nomination for election to the Board of Directors (the “Board”) of International Seaways, Inc. (the “Company”) at the Company’s upcoming 2024 Annual Meeting of Stockholders (the “2024 Meeting”). I understand that the announcement of my nomination follows discussions between Seatankers (as defined in Annex A) and the Company. I further acknowledge that I have received a copy of the Company’s Corporate Governance Guidelines and other Company and Board policies with which I will be required to comply should I be elected to the Board at the 2024 Meeting (such policies, as they may be amended from time to time, the “Policies”).

In light of these circumstances, assuming that I am elected to the Board at the 2024 Meeting, I hereby resign from the Board and from any and all committees of the Board on which I serve, subject to and effective following a determination by a majority of the Board (without including myself) that a Resignation Event (as defined in Annex A) has occurred.

Sincerely,

/s/ Kristian K. Johansen
Kristian K. Johansen

Annex A

For purposes of the Letter of which this Annex A forms a part, the capitalized terms defined below have the following definitions:

“Person” or “Persons” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Resignation Event” means (a) any failure by me to comply with the Policies or (b) the occurrence of any Seatankers Opposition Event.

“Seatankers” means (x) each of Famatown Finance Limited, Greenwich Holdings Limited, C.K. Limited, Seatankers Management Co. Ltd., and each of their respective Affiliates and Associates (as each such term is defined in Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act), and including for the avoidance of doubt any Person that, directly or indirectly controls or has direct or indirect substantial influence with respect to, any of the foregoing, together with any Person directly or indirectly controlled by, or directly or indirectly substantially influenced by, any such Person, and (y) any counterparty with which any Person specified or described in the foregoing clause (x) enters into any agreement, contract, arrangement or understanding providing for voting or other commitments as to any actions under this Annex A of the Letter that would constitute a Seatankers Opposition Event (if such counterparty were included as part of Seatankers). Any Person specified or described in this definition shall be a “member” of Seatankers.

“Seatankers Opposition Event” means Seatankers or any of its members becoming adverse to the Company, which shall include, without limitation, any of the following actions by Seatankers or any of its members, unless such action has been specifically requested in writing by the Company or a majority of the Board:

(a)	(i) making, engaging in or in any way participating in, directly or indirectly, any “solicitation” of proxies or consents to vote, or seeking to advise or knowingly encouraging or knowingly influencing any Person with respect to the voting of, or consents to vote, any securities of the Company, (ii) becoming a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting, or (iii) making any stockholder proposal;

(b)	making or submitting, causing or participating in, or in any way knowingly assisting or knowingly facilitating any other Person to make or submit or seek to make or submit to the Company any offer or proposal for any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, restructuring, liquidation, separation, spin-off, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”); provided, however, that (i) privately discussing potential Extraordinary Transactions with the Company shall not constitute a Seatankers Opposition Event if any such action does not create a public disclosure obligation for any member of Seatankers or the Company, is not publicly disclosed by Seatankers and is undertaken on a basis reasonably designed to be confidential and, (ii) engaging in any of the activities enumerated under this Section (b) of Annex A shall not constitute a Seatankers Opposition Event in the event that the Company has announced a sale process, or has publicly disclosed having entered into an Extraordinary Transaction;

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(c)	(i) calling or seeking to call any meeting of stockholders, including by written consent, (ii) seeking the removal or election of any member of the Board or management, other than in accordance with any recommendation of the Board, or (iii) soliciting consents from stockholders or otherwise acting or seeking to act by written consent, other than in accordance with any recommendation of the Board; provided, however, that privately recommending director candidates for election to the Board shall not constitute a Seatankers Opposition Event if such action does not create a public disclosure obligation for any member of Seatankers or the Company, is not publicly disclosed by any member of Seatankers and is undertaken on a basis reasonably designed to be confidential;

(d)	knowingly taking any action in support of or making any public (or reasonably expected to become public) proposal or request with respect to controlling, changing or influencing the Board or management of the Company with respect to the management thereof; provided, however, that public statements with respect to any Extraordinary Transaction that are supportive of such Extraordinary Transaction shall not constitute a Seatankers Opposition Event if such Extraordinary Transaction was not the result of any Seatankers Opposition Event;

(e)	making any public (or reasonably expected to become public) disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Letter, except as permitted by this Letter;

(f)	making any public (or reasonably expected to become public) disclosure, announcement or statement to take any of the foregoing actions, or otherwise taking or causing any action or making any statement inconsistent with any of the foregoing; or

(g)	making or causing to be made any public statement, announcement or communication of any kind, whether verbal, in writing, electronically transferred or otherwise, that criticizes, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of the Company, its Affiliates, its subsidiaries and its or their business or any of its or their officers, employees or directors (including any director or nominee for director (including any former director or director nominee); provided, however, that the making or causing of any such public statement, announcement or communication shall not constitute a Seatankers Opposition Event if such public statement, announcement or communication is made in response to any public statement, announcement or communication of any kind from the Company that criticizes, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of Seatankers.

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